Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Niki Schaumberg
Chief Financial Officer
(262) 542-4448

FFBW, INC.
ANNOUNCES THAT ITS FEDERAL REGULATOR WILL
NOT ACT ON ITS APPLICATION TO
IMPLEMENT A STOCK REPURCHASE PROGRAM

Brookfield, Wisconsin, March 19, 2020 — FFBW, Inc. (the “Company”) (Nasdaq: FFBW), the holding company for First Federal Bank of Wisconsin (the “Bank”), announced today that it has been informed by representatives of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) that it will not act on the Company’s application to initiate a stock repurchase program.  As a recently converted entity, the Company is required to obtain the approval or non-objection of the Federal Reserve for any stock repurchase program adopted within one year of the organization’s second step stock conversion, which was completed in January 2020.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.  Factors that could cause such differences to exist include, but are not limited to: current and future regulatory policies; the effects of any pandemic disease, natural disaster, war, act of terrorism, accident, or similar action or event; those related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in interest rates and loan losses; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above or other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.